For further information, contact:
Ronald Frank
(716) 684-8060

For immediate release...

ECOLOGY AND ENVIRONMENT, INC.
REPORTS SECOND QUARTER
EARNINGS UP 124%

Buffalo, New York/March 17, 2004

HIGHLIGHTS—Net revenues for Ecology and Environment, Inc. (AMEX:EEI) for the second quarter of fiscal year 2004 were $21.0 million, compared to the $21.4 million reported in the second quarter of fiscal year 2003.  Net income for the second quarter of fiscal year 2004 was $966,000 or $.25 per share, up 124% from the $431,000 or $.11 per share reported in the second quarter of fiscal year 2003.  Net income from continuing operations for the second quarter was up 16% from the prior year.  The net loss from the discontinued shrimp farm operation for the second quarter of fiscal year 2004 was $51,000 or $.01 per share, compared to $446,000 or $.11 per share for the second quarter of fiscal year 2003.

DETAILS —Ronald L. Frank, Executive Vice President and Chief Financial Officer, attributes the slight decrease in net revenues for the second quarter to a decrease in work from the Company's commercial and US Department of Defense (DOD) sectors.  Offsetting these decreases was an increase in net revenue from the Company's contracts in Saudi Arabia and Kuwait.  The net revenues from the Work in Saudi Arabia and Kuwait increased 24% to $6.2 million.

Mr. Frank attributes the increase in net income from continuing operations for the second quarter of fiscal year 2004 to the work in the Middle East, however this was partially offset by increased losses in the Company's Analytical Services Center (ASC).  The ASC reported an operating loss of $403,000 for the second quarter of fiscal year 2004 compared to operating loss of $252,000 for the second quarter of the prior year.  During the quarter, the ASC experienced a decrease in work from Kuwait as well as a decrease in state revenues due to the expiration of a significant contract.  The ASC has recently received a significant inflow of work from the Kuwait contracts and anticipates this to continue through the balance of the fiscal year.  This should significantly improve the performance of the ASC for the second half of the year.

During the fourth quarter of 2003, the Company made the decision to discontinue its Costa Rican shrimp farm operation.  As of January 31, 2004 the shrimp farm is still being held for sale and actively marketed to potential buyers.

Ecology and Environment, Inc. is headquartered in Lancaster, New York, a suburb of Buffalo.  Its common stock is listed on the American Stock Exchange under the symbol EEI.  E & E can be located on the World Wide Web at www.ene.com.
Financial Report -

(In thousands, except per share information)

	Three Months Ending

	January 31, 2004	January 25, 2003

Gross Revenues	$27,785	$29,692
Net Revenues	20,981	21,388

Net Income From Continuing Operations	1,017	877
Net Loss From Discontinued Operations	(51)	(446)

Net Income	966	431

Net Income Per Common Share: Basic
Continuing Operations	$0.26	$0.22
Discontinued Operations	(0.01)	(0.11)

Net Income Per Common Share: Basic	$0.25	$0.11

Net Income Per Common Share: Diluted
Continuing Operations	$0.25	$0.22
Discontinued Operations	(0.01)	(0.11)

Net Income Per Common Share: Diluted	$0.24	$0.11

	Six Months Ending

	January 31, 2004	January 25, 2003

Gross Revenues	$54,728	$51,575
Net Revenues	43,238	40,439

Net Income From Continuing Operations	1,776	1,921
Net Loss From Discontinued Operations	(114)	(937)

Net Income	1,662	984

Net Income Per Common Share: Basic
Continuing Operations	$0.45	$0.47
Discontinued Operations	(0.03)	(0.23)

Net Income Per Common Share: Basic	$0.42	$0.24

Net Income Per Common Share: Diluted
Continuing Operations	$0.44	$0.47
Discontinued Operations	(0.03)	(0.23)

Net Income Per Common Share: Diluted	$0.41	$0.24